Exhibit 10.2
AMENDED AND RESTATED SECURITY AGREEMENT
THIS AMENDED AND RESTATED SECURITY AGREEMENT (this “Agreement”) dated as of October 30, 2018 by KVH INDUSTRIES, INC., a Delaware corporation (the “Borrower” or the “Pledgor”), is executed in favor of BANK OF AMERICA, N.A., and its successors and assigns, in its capacity as Administrative Agent for the benefit of itself and the other Secured Parties (the “Agent”). Capitalized terms used but not expressly defined herein shall have the meanings assigned thereto in the Credit Agreement.
R E C I T A L S
WHEREAS, the Borrower, the Administrative Agent, and the lenders party thereto (the “Existing Lenders”) have entered into that certain Credit Agreement, dated as of July 1, 2014 (as amended and in effect on and prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower, the Administrative Agent, and the Existing Lenders have entered into that certain Security Agreement, dated as of July 1, 2014 (as amended and in effect on and prior to the date hereof, the “Existing Security Agreement”);
WHEREAS, the Borrower has requested that the Existing Credit Agreement be amended and restated to, among other things, to extend the maturity date of the obligations secured under the Existing Credit Agreement and to effect certain other amendments thereto, and to provide for Bank of America, N.A. to serve as Administrative Agent, for itself and certain of the Existing Lenders and for the other Lenders, and as Swingline Lender and L/C Issuer, under the terms and conditions set forth therein (as in effect on the date hereof, the “ Credit Agreement”); and
WHEREAS, it is a condition precedent to the Lenders’ and the L/C Issuer’s obligations to extend credit to the Borrower under the Credit Agreement that the Pledgor execute and deliver this Agreement as an amendment and restatement of the Existing Security Agreement.
NOW, THEREFORE, in order to induce the Lenders to extend credit to the Borrower and in consideration of the foregoing premises and for other value received, the receipt and adequacy of which are hereby acknowledged, the Pledgor hereby agrees as follows:
1.THE SECURITY. The Pledgor hereby grants to the Agent, for the benefit of the Secured Parties, and acknowledges and affirms its prior grant pursuant to the Existing Security Agreement, of a security interest in the following described property now owned or hereafter acquired by the Pledgor (the “Collateral”), as security for any and all Secured Obligations:
(a)    All accounts, contract rights, chattel paper, instruments, deposit accounts, letter of credit rights, payment intangibles and general intangibles, including all amounts due to the Pledgor from a factor; rights to payment of money from any Secured Party under any Swap Contract to the extent permitted under any such Swap Contract; and all returned or repossessed goods which, on sale or lease, resulted in an account or chattel paper.

(b)    All inventory, including all materials, work in process and finished goods.
(c)    All machinery, furniture, fixtures and other equipment of every type now owned or hereafter acquired by the Pledgor.
(d)    All of the Pledgor’s deposit accounts with any Secured Party. The Collateral shall include any renewals or rollovers of the deposit accounts, any successor accounts, and any general intangibles and choses in action arising therefrom or related thereto.
(e)    All instruments, notes, chattel paper, documents, certificates of deposit, securities and investment property of every type, including without limitation all securities accounts maintained by Pledgor, together with all financial assets, investment property, securities, cash and other property now or hereafter held therein, and the proceeds thereof, including without limitation dividends payable in cash or stock and shares or other proceeds of conversions or splits of any securities in such accounts. The Collateral shall include all liens, security agreements, leases and other contracts securing or otherwise relating to the foregoing.
(f)    All general intangibles, including, but not limited to, (i) all patents, and all unpatented or unpatentable inventions; (ii) all trademarks, service marks, and trade names; (iii) all copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems. The Collateral shall include all good will connected with or symbolized by any of such general intangibles; all contract rights, documents, applications, licenses, materials and other matters related to such general intangibles; all tangible property embodying or incorporating any such general intangibles; and all chattel paper and instruments relating to such general intangibles.
(g)    All negotiable and nonnegotiable documents of title covering any of the Collateral.
(h)    All accessions, attachments and other additions to the Collateral, and all tools, parts and equipment used in connection with the Collateral.
(i)    All substitutes or replacements for any of the Collateral, all cash or non-cash proceeds, products, rents and profits of any of the Collateral, all income, benefits and property receivable on account of the Collateral, all rights under warranties and insurance contracts, letters of credit, guaranties or other supporting obligations covering the Collateral, and any causes of action relating to the Collateral.

(j)    All books and records pertaining to any of the Collateral, including but not limited to any computer-readable memory and any computer hardware or software necessary to process such memory (“Books and Records”).
Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall the security interests or other Liens granted under this Agreement or any of the other Loan Documents extend to any of the following (the “Excluded Property”):
(i)    any (x) owned real property, except to the extent constituting Real Property as to which the Agent or the Lenders have received a mortgage Lien pursuant to Section 6.14 of the Credit Agreement or (y) any leased real property;
(ii)    any Intellectual Property for which a perfected Lien thereon is not effected either by filing of a UCC financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;
(iii)    unless requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (ii) above) for which the attachment or perfection of a Lien thereon is not governed by the UCC;
(iv)    the Equity Interests of any Foreign Subsidiary of any Loan Party except to the extent required to be pledged to secure the Secured Obligations pursuant to the Pledge Agreements or Section 6.14 of the Credit Agreement;
(v)    any general intangible, permit, lease, license, contract or other instrument of the Pledgor to the extent the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by this Agreement, under the terms thereof or under applicable law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter the Pledgor’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (x) any such limitation described in this clause (v) on the security interests granted hereunder shall only apply to the extent that any such prohibition or right to terminate or accelerate or alter the Pledgor’s rights is not rendered ineffective pursuant to the UCC or any other applicable law (including Debtor Relief Laws) and (y) in the event of the termination or elimination of any such prohibition or right or the requirement for any consent contained in any applicable law, general intangible, permit, lease, license, contract or other instrument, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such general intangible, permit, lease, license, contract or other instrument shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder; and

(vi)    any United States intent-to-use trademark applications to the extent that, and solely during the period in which the grant of a security interest therein would impair the validity or enforceability of or render void or result in the cancellation of, any registration issued as a result of such intent-to-use trademark applications under applicable Law; provided that upon submission and acceptance by the USPTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) or any successor provision), such intent-to-use trademark application shall be considered Collateral.
The Pledgor and the Agent, on behalf of the Secured Parties, hereby acknowledge and agree that the security interest created hereby in the Collateral (a) constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising, and (b) is not to be construed as an assignment of any intellectual property.
2.    THE SECURED OBLIGATIONS. The Collateral secures and will secure all Secured Obligations. The Pledgor, as it may be primarily or secondarily obligated under any of the Secured Obligations, is also referred to in this Agreement as a “Debtor.”
3.    PLEDGOR’S COVENANTS. The Pledgor represents, covenants and warrants, until the Facility Termination Date, that, unless compliance is waived by the Agent in writing:
(a)    [Reserved].
(b)    The Pledgor’s chief executive office is located, in the state specified on the signature page hereof. In addition, the Pledgor is incorporated in or organized under the laws of the state specified on such signature page.
(c)    Unless otherwise agreed, the Pledgor has not granted and will not grant any security interest in any of the Collateral except to the Agent, and will keep the Collateral free of all Liens, except, in each case, for Permitted Liens.
(d)    The Pledgor shall pay all costs necessary to preserve, defend, enforce and collect the Collateral consistent with the terms of this Agreement and the Credit Agreement, including but not limited to taxes, assessments, insurance premiums, repairs, rent, storage costs and expenses of sales, and any costs to perfect the Agent’s security interest (collectively, the “Collateral Costs”). Without waiving the Pledgor’s default for failure to make any such payment, the Agent at its option may pay any such Collateral Costs, and discharge Liens on the Collateral that are not Permitted Liens. The Pledgor agrees to reimburse the Agent on demand for any Collateral Costs so incurred.
(e)    Until the Agent exercises its rights to make collection when any Event of Default shall have occurred and be continuing, the Pledgor will use its commercially reasonable efforts to collect its accounts receivable in accordance with its reasonable business judgment and practices, or as otherwise reasonably requested by the Agent.

(f)    If any material item of the Collateral is or becomes the subject of any registration certificate, certificate of deposit or negotiable document of title, including any warehouse receipt or bill of lading, the Pledgor shall immediately deliver such documents as the Agent may reasonably request.
(g)    The Pledgor will not sell, lease, agree to sell or lease, or otherwise dispose of any Collateral except as permitted under the Credit Agreement.
(h)    Schedule 5.21(b)(i) to the Credit Agreement is a complete list, as of the date hereof, of all patents, trademark and service mark registrations, and all applications therefor, registered in the U.S. Patent and Trademark Office and owned by the Pledgor. Promptly after any request by the Agent in its discretion, but (except when any Event of Default shall have occurred and be continuing) no more frequently than once per calendar quarter, the Pledgor will deliver to the Agent an updated Schedule 5.21(b)(i) disclosing all material patents, trademarks or service marks, and applications therefor, which are registered in the U.S. Patent and Trademark Office, which are owned by the Pledgor and which are granted or filed or acquired after the date hereof or which are not already listed on Schedule 5.21(b)(i). The Pledgor authorizes the Agent, without notice to the Pledgor, to modify this Agreement by amending Exhibit A to include any such Collateral.
(i)    The Pledgor will, at its expense and to the extent it deems appropriate in its reasonable business judgment, preserve or renew all of its material registered patents, copyrights, trademarks, trade names and service marks. The Pledgor also will promptly make application on any material patentable but unpatented inventions, material registerable but unregistered trademarks and service marks, and material copyrightable but uncopyrighted works except as shall be consistent with the Pledgor’s reasonable business judgment or, if an Event of Default shall have occurred and be continuing, as otherwise reasonably requested by the Agent. The Pledgor will, at its expense and to the extent it deems appropriate in its reasonable business judgment, protect and defend all rights in such intellectual property Collateral against any material claims and demands of all persons other than the Agent (other than in respect of Permitted Liens) and will, at its expense and to the extent it deems appropriate in its reasonable business judgment, enforce all rights in its intellectual property Collateral against any and all infringers of such intellectual property Collateral where such infringement would materially impair the value or use of such intellectual property Collateral to the Pledgor. The Pledgor will not license or transfer any of such intellectual property Collateral, except as permitted under the Credit Agreement or with the Agent’s prior written consent.
4.    ADDITIONAL OPTIONAL REQUIREMENTS. The Pledgor agrees that, until the Facility Termination Date, the Agent may at its option at any time:
(a)    Require the Pledgor to deliver to the Agent (i) copies of or extracts from the Books and Records, and (ii) information on any contracts or other matters affecting the Collateral, consistent with the provisions of the Credit Agreement.

(b)    Examine the Collateral, including the Books and Records, and make copies of or extracts from the Books and Records, and for such purposes enter at any reasonable time upon the property where any Collateral or any Books and Records are located, in each instance, consistent with the provisions of the Credit Agreement.
(c)    To the extent reasonably requested, require the Pledgor to deliver to the Agent any instruments or chattel paper which are part of the Collateral to the extent any such instrument or chattel paper is in excess of $250,000, and to assign to the Agent the proceeds of any such letters of credit to the extent that such letter of credit is in excess of $250,000.
(d)    Following and during the continuation of an Event of Default, upon the request of Agent, notify any account debtors, any buyers of the Collateral, or any other persons of the Agent’s interest in the Collateral.
5.    AGENT’S REMEDIES AFTER DEFAULT. An “Event of Default” hereunder shall mean either (i) an Event of Default (as defined in the Credit Agreement) or (ii) that the Agent fails to have an enforceable first priority perfected security interest (except for and subject to any liens (x) to which the Agent has consented in writing, (y) constituting Permitted Liens, or (z) whose existence does not result in an Event of Default under the Credit Agreement), to the extent that such security interest can be perfected by the filing of financing statements under the Uniform Commercial Code. At any time when an Event of Default shall have occurred and be continuing, the Agent may do any one or more of the following:
(a)    Declare any Secured Obligations immediately due and payable, without notice or demand.
(b)    Enforce the security interest given hereunder pursuant to the Uniform Commercial Code and any other applicable law.
(c)    Enforce the security interest of the Agent in any deposit account of the Pledgor maintained with the Agent by applying such account to the Secured Obligations.
(d)    Require the Pledgor to obtain the Agent’s prior written consent to any sale, lease, agreement to sell or lease, or other disposition of any Collateral consisting of inventory.
(e)    Require the Pledgor to segregate all collections and proceeds of the Collateral so that they are capable of identification and deliver daily such collections and proceeds to the Agent in kind.
(f)    Require the Pledgor to direct all account debtors to forward all payments and proceeds of the Collateral to a post office box under the Agent’s exclusive control.
(g)    Require the Pledgor to assemble the Collateral, including the Books and Records, and make them available to the Agent at a place designated by the Agent.

(h)    Enter upon the property where any Collateral, including any Books and Records, are located and take possession of such Collateral and such Books and Records, and use such property (including any buildings and facilities) and any of the Pledgor’s equipment, if the Agent deems such use necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any of the Collateral.
(i)    Demand and collect any payments on and proceeds of the Collateral. In connection therewith the Pledgor irrevocably authorizes the Agent, at any time when an Event of Default shall have occurred and be continuing, to endorse or sign the Pledgor’s name on all checks, drafts, collections, receipts and other documents, and to take possession of and open the mail addressed to the Pledgor and remove therefrom any payments and proceeds of the Collateral.
(j)    Grant extensions and compromise or settle claims with respect to the Collateral for less than face value, all without prior notice to the Pledgor.
(k)    Use or transfer any of the Pledgor’s rights and interests in any Intellectual Property now owned or hereafter acquired by the Pledgor, if the Agent deems such use or transfer necessary or advisable in order to take possession of, hold, preserve, process, assemble, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any of the Collateral. The Pledgor agrees that any such use or transfer shall be without any additional consideration to the Pledgor. As used in this paragraph, “Intellectual Property” includes, but is not limited to, all trade secrets, computer software, service marks, trademarks, trade names, trade styles, copyrights, patents, applications for any of the foregoing, customer lists, working drawings, instructional manuals, and rights in processes for technical manufacturing, packaging and labeling, in which the Pledgor has any right or interest, whether by ownership, license, contract or otherwise.
(l)    Have a receiver appointed by any court of competent jurisdiction to take possession of any of the Collateral. The Pledgor hereby consents to the appointment of such a receiver and agrees not to oppose any such appointment.
(m)    Take such measures as the Agent may deem necessary or advisable to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any of the Collateral, and the Pledgor hereby irrevocably constitutes and appoints the Agent as the Pledgor’s attorney-in-fact to perform all acts and execute all documents in connection therewith.
(n)    Without notice or demand to the Pledgor, set off and apply against any and all of the Secured Obligations any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness, at any time held or owing by the Agent or any of the Agent’s agents or affiliates to or for the credit of the account of the Pledgor or any guarantor or endorser of the Pledgor’s Secured Obligations.
(o)    Exercise any other remedies available to the Agent at law or in equity.

6.    WAIVERS, ETC. Until the Facility Termination Date:
(a)    The Pledgor authorizes the Agent, from time to time, without affecting the Pledgor’s obligations under this Agreement, to enter into an agreement with any other Loan Party to change the interest rate on or renew the Secured Obligations; accelerate, extend, compromise, or otherwise change the repayment terms or any other terms of the Secured Obligations; receive and hold, exchange, enforce, waive, fail to perfect, substitute, or release Collateral, including collateral not originally covered by this Agreement; sell or apply any Collateral in any order; or release or substitute any borrower, guarantor or endorser of the Secured Obligations, or other person.
(b)    The Pledgor waives any defense by reason of any other Loan Party’s or any other person’s defense, disability, or release from liability. The Agent can exercise its rights against the Collateral even if any other Debtor or any other person no longer is liable on the Secured Obligations because of a statute of limitations or for other reasons.
(c)    The Pledgor agrees that it is solely responsible for keeping itself informed as to the financial condition of the Loan Parties and of all circumstances which bear upon the risk of nonpayment. The Pledgor waives any right it may have to require the Agent to disclose to the Pledgor any information which the Agent may now or hereafter acquire concerning the financial condition of any other Loan Party.
(d)    The Pledgor waives all rights to notices of default or nonperformance by any other Loan Party. The Pledgor further waives all rights to notices of the existence or the creation of new indebtedness by any other Loan Party and all rights to any other notices to any party liable on any of the Secured Obligations.
(e)    The Pledgor represents and warrants to the Agent that it will derive benefit, directly and indirectly, from the collective administration and availability of credit under the Secured Obligations. The Pledgor agrees that the Agent will not be required to inquire as to the disposition by any other Loan Party of funds disbursed by the Agent.
(f)    The Pledgor waives any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under the Secured Obligations until the Facility Termination Date. If any amounts are paid to the Pledgor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Agent for the benefit of the Secured Parties to reduce the amount of the Secured Obligations, whether matured or unmatured. The Pledgor waives any benefit of, and any right to participate in, any security now or hereafter held by the Agent.
(g)    The Pledgor waives any right to require the Agent to proceed against any other Loan Party or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, the Pledgor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Pledgor under this Agreement or which, but for this provision, might operate as a discharge of the Pledgor.

(h)    In the event any amount paid to the Agent on any Secured Obligations or any interest in property transferred to the Agent as payment on any Secured Obligations is subsequently recovered from the Agent in or as a result of any bankruptcy, insolvency or fraudulent conveyance proceeding, the Pledgor shall be liable to the Agent for the amounts so recovered up to the fair market value of the Collateral whether or not the Collateral has been released or the security interest terminated. In the event the Collateral has been released or the security interest terminated, the fair market value of the Collateral shall be determined, at the Agent’s option, as of the date the Collateral was released, the security interest terminated, or said amounts were recovered.
7.    WAIVER OF JURY TRIAL. The parties to this Agreement waive trial by jury in any action or proceeding to which they may be parties, arising out of, in connection with or in any way pertaining to, this Agreement. It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such action or proceedings, including claims against parties who are not parties to this Agreement. This waiver is knowingly, willingly and voluntarily made.
8.    MISCELLANEOUS.
(a)    Any waiver, express or implied, of any provision hereunder and any delay or failure by the Agent to enforce any provision shall not preclude the Agent from enforcing any such provision thereafter.
(b)    The Pledgor shall, at the request of the Agent, execute such other agreements, documents, instruments, or financing statements in connection with this Agreement as the Agent may reasonably deem necessary in furtherance of, and consistent with, the terms and conditions hereof.
(c)    [Reserved].
(d)    This Agreement shall be governed by and construed according to the laws of the State of New York, to the jurisdiction of which the parties hereto submit.
(e)    All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.
(f)    All terms not defined herein are used as set forth in the UCC.
(g)    After and during the continuation of an Event of Default, in the event of any action by the Agent to enforce this Agreement, or to protect the security interest of the Agent in the Collateral, or to take possession of, hold, preserve, process, assemble, insure, prepare for sale or lease, market for sale or lease, sell or lease, or otherwise dispose of, any Collateral, the Pledgor agrees to pay immediately the costs and expenses thereof, together with reasonable attorney’s fees to the extent permitted by law.

(h)    In the event the Agent seeks to take possession of any or all of the Collateral by judicial process, the Pledgor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.
(i)    This Agreement shall constitute a continuing agreement securing all Secured Obligations, and shall be equally applicable to any new Secured Obligations arising after the date hereof. This Agreement shall remain in full force and effect until the Facility Termination Date, at which time this Agreement shall be automatically terminated (other than with respect to any obligations under this Agreement which expressly survive such termination) and the Agent shall, upon the request and at the expense of the Pledgor, forthwith release all of its liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Pledgor evidencing such termination.
(j)    The Agent’s rights hereunder shall inure to the benefit of its successors and assigns. In the event of any assignment or transfer by the Agent of any of the Secured Obligations or the Collateral, the Agent thereafter shall be fully discharged from any responsibility with respect to the Collateral so assigned or transferred, but the Agent shall retain all rights and powers hereby given with respect to any of the Secured Obligations or the Collateral not so assigned or transferred. All representations, warranties and agreements of the Pledgor if more than one are joint and several and all shall be binding upon the personal representatives, heirs, successors and assigns of the Pledgor.
(k)    Upon a Disposition of any Collateral permitted pursuant to the Credit Agreement, unless an Event of Default shall have occurred and be continuing, Agent shall, upon the request of the Pledgor, release such Collateral from the Lien imposed by this Agreement.
(l)    All notices hereunder shall be given in the manner set forth in the Credit Agreement.
9.    FINAL AGREEMENT. By signing this document each party represents and agrees that: (a) this Agreement, together with the other Loan Documents, represents the final agreement between the parties with respect to the subject matter hereof; (b) this document supersedes any commitment letter, term sheet, or other written outline of terms and conditions relating to the subject matter hereof; (c) there are no unwritten oral agreements between the parties; and (d) this document may not be contradicted by evidence of any prior, contemporaneous, or subsequent oral agreements or understandings of the parties.

KVH Industries, Inc., a Delaware corporation

By: __/s/ DONALD W. REILLY_________
Name: Donald W. Reilly
Title: Chief Financial Officer

[Signature Page to Amended and Restated Security Agreement]